Exhibit 99.2

PEABODY ENERGY News Release

CONTACT:
Vic Svec
(314) 342-7768
FOR IMMEDIATE RELEASE
Aug. 11, 2010
PEABODY ENERGY (NYSE: BTU) ANNOUNCES
CASH TENDER OFFER FOR 6 7/8% SENIOR NOTES DUE 2013
ST. LOUIS, Aug. 11 — Peabody Energy announced today that it is commencing a tender offer to purchase for cash any and all of its $650 million outstanding principal amount of 6 7/8% senior notes due 2013 (CUSIP No. 704549AC8).
     The tender offer is being made pursuant to an offer to purchase dated Aug. 11, 2010, and the related letter of transmittal, which set forth the terms of the tender offer. The following table sets forth the notes and certain other terms of the offer:

Aggregate
		Principal		Early
Title of		Amount	Tender Offer	Tender	Total
Note	CUSIP No.	Outstanding(1)	Consideration(2)	Premium(2)	Consideration(2)(3)
6 7/8% Senior Notes due 2013	704549AC8	$650,000,000	$993.96	$20.00	$1,013.96

(1)	As of July 30, 2010.

(2)	Per $1,000 principal amount of notes that are accepted for purchase.

(3)	Includes the Early Tender premium.
     Holders of notes that are validly tendered and not validly withdrawn on or before 5:00 p.m., New York City time, on Aug. 24, 2010 and accepted for purchase will receive the total consideration specified in the table above for each $1,000 principal amount of notes accepted for purchase. Holders of notes that are validly tendered after 5:00 p.m., New York City time, on Aug. 24, 2010 but on or before 12:00 midnight, New York City time, on Sept. 8, 2010 and accepted for purchase will receive the tender offer consideration specified in the table above. Holders whose notes have been accepted for purchase will also receive accrued and unpaid
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PEABODY ENERGY ANNOUNCES CASH TENDER OFFER — PAGE 2
interest on the purchased notes from the applicable last interest payment date to, but not including, the date of payment for purchased notes.
     Tendered notes may be validly withdrawn at any time on or before 5:00 p.m., New York City time, on Aug. 24, 2010, but not thereafter. Notes tendered after 5:00 p.m., New York City time, on Aug. 24, 2010, but on or before 12:00 midnight, New York City time, on Sept. 8, 2010, may not be withdrawn unless Peabody is otherwise required by applicable law to permit the withdrawal. Peabody reserves the right to terminate, withdraw or amend the offer at any time, as described in the offer to purchase.
     The offer is scheduled to expire at 12:00 midnight, New York City time, on Sept. 8, 2010, unless extended. The offer is conditioned on receipt of the net proceeds from Peabody’s $650 million senior notes offering and the general conditions set forth in the offer to purchase. The offer is not conditioned on the tender of a minimum amount of notes.
     This press release shall not constitute an offer to purchase or a solicitation of acceptance of the offer to purchase, which may be made only pursuant to the terms and conditions contained in the offer to purchase and the related letter of transmittal.
     The complete terms and conditions of the offer are set forth in the offer to purchase and the letter of transmittal that is being sent to holders of the notes. Holders are urged to read the tender offer documents carefully when they become available. Copies may be obtained from the information agent, Global Bondholder Services Corporation, by calling toll-free at U.S. 866-470-4500, and for banks and brokers only, at U.S. 212-430-377.
     BofA Merrill Lynch and Morgan Stanley are the dealer managers for the tender offer. Questions regarding the offer may be directed to BofA Merrill Lynch by calling toll-free at U.S. 888-292-0070 or collect at 980-388-9217, or to Morgan Stanley by calling toll-free at U.S. 800-624-1808 or collect at 212-761-5384.
     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company and a global leader in clean coal solutions. With 2009 sales of 244 million tons and $6 billion in revenues, Peabody fuels 10 percent of U.S. power and 2 percent of worldwide electricity.
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